Exhibit 10.5

SECOND AMENDMENT TO LEASE AGREEMENT

This SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”)made and entered into on this 9th day of December, 2005, by and between BAY PACIFIC CORPORATION, hereinafter referred to as “Landlord,” and SENTO CORPORATION (“Tenant”).  All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the lease (as defined below).

RECITALS

WHEREAS, on April 22, 2005, Landlord and Tenant entered into a certain Lease Agreement (the “Lease”) providing for the Lease by Landlord to Tenant of the certain demised Premises (“Leased Premises”) containing approximately 8,397 gross rentable square feet, located on the 4th floor of the office building (the “Building”) at 420 East South Temple, Suite 400, Salt Lake City, Utah for the rental and on the terms and conditions more particularly setforth in said Lease Agreement; and

WHEREAS, the parties entered into that certain First Amendment to Lease Agreement dated November 16, 2005 whereby Tenant expanded its premises by an additional 3,655 rentable square feet (“First Amendment”); and

WHEREAS, the parties hereto desire to amend the Lease in certain respects among other things, Tenant desires to expand the Premises by an additional 792 rentable square feet.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, the parties hereto agree that the said Lease Agreement shall be and the same is hereby amended as follows:

1.                                       Article 1(a)  Premises.  That certain floor area containing approximately 12,052 gross rentable square feet (the “Leased Premises”) on the 4th floor shall be expanded by 792 contiguous rentable square feet so the total square footage for the Leased Premises shall be 12,844 described on Exhibit A attached hereto by this reference incorporated herein.

2.                                       Article 1(d) Parking.  The use of 48 unreserved parking stalls in the covered parking structure shall be increased by 4 stalls so the total number of nonexclusive parking stalls shall be 52 (this is a ratio of four (4) parking stalls per every 1,000 rentable square feet under lease).

3.                                       Article 3.1 Basic Rental Payments.   Basic Annual Rent as described in paragraph 3.1 is hereby amended and replaced in its entirety by the following.

3.1           Basic Annual Rent.  Tenant agrees to pay to Landlord as basic annual rent (the “Basic Annual Rent”) at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever the following

Year	Annual NNN Rate Per Sq. Ft. Per Year	Rentable Sq. Ft.	Annual Triple Net (NNN) Rent Per Year

Jan. 1,2006 - June 30, 2006	$10.00	12,844	$64,220.00
July 1, 2006 - June 30, 2007	10.25	12,844	131,651.00
July 1, 2007 - June 30, 2008	10.51	12,844	134,990.44
July 1, 2008 - June 30, 2009	10.77	12,844	138,329.88
July 1, 2009 - June 30, 2010	11.04	12,844	141,797.76
July 1, 2010 - June 30, 2011	11.31	12,844	145,265.64

Said Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments with the exception of January 1, 2006 through June 30, 2006 which shall be payable in six (6) equal installments to be paid in advance on or before the first day of each calendar month during the term of the Lease.

4.                                       Additional Rent (c).  Estimated Costs as defined in Article 4.1(c) shall be changed from $69,299.00 to $73,853.00.

5.                                       Article 4.1(d).  Tenant’s Proportionate Share of Basic Costs shall be increased from 8.55% to 9.12%.

6.                                       Tenant Improvements.  Landlord shall cause to be constructed tenant improvements in the Leased Premises as identified on Exhibit A attached hereto and by this reference made a part hereof, using agreed upon material in a timely and workmanlike manner diligently prosecuting until complete.  Landlord shall provide an allowance (in addition to any previous tenant improvement allowance afforded in Amendment One) to complete such improvements in an amount not to exceed $18,117.00.  Any amount exceeding $18,117.00 shall be the responsibility of Tenant.  The $18,117.00 may be used for hard and soft construction costs, wiring, cabling, or furniture, fixtures, and equipment.  The $18,117.00 may be used for tenant improvements on the original expansion space per Amendment One or may be converted into rent abatement at Tenant’s election.  Any furniture, fixtures, and equipment provided by Tenant in addition to the aforementioned improvement allowance shall remain the property of Tenant upon termination of the Lease.

7.                                       Commencement Date.  This Amendment shall take effect and rent shall commence per the schedule above as the new Article 3.1 of the Lease on the latter of January 1, 2006 or

“Substantial Completion” (per Section 3 of the Rider to the Lease) of tenant improvements.  “Substantial Completion” to be defined as the delivery by the appropriate municipal authority of Temporary Certificates of Occupancy.

All of the terms, covenants, provisions and agreements of the said Lease dated April 22, 2005 and as amended November 16, 2005 and as amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, THIS AMENDMENT has been executed the day and year first above written.

LANDLORD:	BAY PACIFIC CORPORATION

By:
Its:

TENANT:	SENTO CORPORATION

By:
Its: